NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

May 2, 2019	Contact:	Steven F. Nicola
Chief Financial Officer

MATTHEWS INTERNATIONAL REPORTS RESULTS FOR
FISCAL 2019 SECOND QUARTER

Second Quarter Financial Highlights:

•	Consolidated sales of $391.4 million

•	GAAP EPS of $0.48; non-GAAP adjusted EPS of $0.90

•	Adjusted EBITDA of $56.2 million

Year-to-date Financial Highlights:

•	Consolidated sales of $765.6 million

•	GAAP EPS of $0.58; non-GAAP adjusted EPS of $1.40

•	Adjusted EBITDA of $102.7 million

PITTSBURGH, PA, MAY 2, 2019 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for its fiscal second quarter and six months ended March 31, 2019.

In discussing the Company’s results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated: “Our businesses demonstrated solid underlying performance, which was muted by significant headwinds during the quarter, including the impact of changes in foreign currency rates and a decline in U.S. casketed deaths.  We remain focused on building upon our leading market positions and the strength of our brands and capabilities, while reducing our cost structure.  As a result, we are continuing to win new accounts and build market share by providing creative solutions for our customers.

“The significant headwinds during the quarter included a $12.8 million negative sales impact from changes in foreign currency rates and a decrease in casket sales of approximately $6 million related to an estimated decline in U.S. casketed deaths.  As a result, our reported sales and adjusted EBITDA for the period were below our internal expectations.  In addition, comparability with last year continued to be affected by the impact of the previously-reported significant brand client account that transitioned their work in house.  Combined, the three headwinds accounted for an approximate $26 million unfavorable impact on sales for the quarter.

“Apart from these items, our core consolidated operating performance improved for the fiscal 2019 second quarter compared to last year. We again reported organic sales growth in our Industrial Technologies segment on the continued strength of the warehouse automation business. In addition, last quarter, we discussed softening conditions for this segment’s product identification sales, but recent trends in order rates are reflecting improvement.

Matthews International Reports Results for Fiscal 2019 Second Quarter

May 2, 2019

“Sales to the private label brand market also increased during the quarter reflecting the benefit of recent new account wins. We reported on these new accounts beginning last fiscal year and we are starting to see the benefits of these efforts. In addition, sales for our surfaces and engineered products business (part of the SGK Brand Solutions segment) were higher for the quarter. This sales improvement reflected a combination of organic sales growth and the recent acquisition of Frost Converting Systems.

“In our Memorialization segment, sales of bronze and granite memorial products in the U.S. increased on an organic basis for the quarter despite the decline in U.S. casketed deaths. The acquisition of Star Granite and Bronze also contributed to the year-over-year increase in memorial product sales.

“We continue to emphasize cost containment efforts which contributed to a decrease in consolidated selling and administrative expense for the current year. The decrease also reflected lower performance-related compensation and, as planned, a reduction in ERP implementation costs. In addition, we reduced our outstanding debt by $7.3 million during the fiscal 2019 second quarter.”

Second Quarter Fiscal 2019 Consolidated Results (Unaudited)

($ in millions, except per share data)	Q2 FY2019	Q2 FY2018	Change	% Change
Sales	$391.4	$414.1	$(22.7)	(5.5)%
Net income attributable to Matthews	$15.4	$18.2	$(2.8)	(15.4)%
Diluted EPS	$0.48	$0.57	$(0.09)	(15.8)%
Non-GAAP adjusted net income	$28.6	$29.6	$(1.0)	(3.4)%
Non-GAAP adjusted EPS	$0.90	$0.93	$(0.03)	(3.2)%
Adjusted EBITDA	$56.2	$62.5	$(6.3)	(10.1)%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures. Organic sales represent changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Consolidated sales for the quarter ended March 31, 2019 were $391.4 million. Changes in foreign currency exchange rates had an unfavorable impact of $12.8 million on consolidated sales compared to a year ago. In addition, the impact of a significant brand client account loss and an estimated significant decline in U.S. casketed deaths contributed to the year-over-year sales decrease. Consolidated sales for the current quarter were favorably impacted by sales growth in the private label brand market, increased sales of surfaces and engineered products, higher warehouse automation sales and increased sales of bronze and granite memorial products in the U.S. In addition, recent acquisitions also contributed to sales for the current quarter.

Net income attributable to the Company for the quarter ended March 31, 2019 was $15.4 million, or $0.48 per share. On a non-GAAP adjusted basis, earnings for the fiscal 2019 second quarter were $0.90 per share. The decrease from the fiscal 2018 second quarter primarily reflected the impacts of lower consolidated sales and unfavorable changes in foreign currency exchange rates compared to last year, which were partially offset by reduced selling and administrative expenses, higher investment income, and lower income taxes for the current quarter.

Adjusted EBITDA (net income before interest expense, income taxes, depreciation and amortization, and other adjustments) for the fiscal 2019 second quarter was $56.2 million. Changes in foreign currency rates (primarily translation) were estimated to have an unfavorable impact of $2.8 million ($0.06 per share) on adjusted EBITDA, compared to the same quarter last year. See reconciliation of adjusted EBITDA below.

Matthews International Reports Results for Fiscal 2019 Second Quarter

May 2, 2019

Sales for the SGK Brand Solutions segment were $190.7 million for the quarter ended March 31, 2019, compared to $207.1 million a year ago. Changes in foreign currency exchange rates had an unfavorable impact of $11.1 million on the segment’s sales compared with the same quarter last year. In addition, a significant brand client account loss unfavorably impacted sales by approximately $7 million for the current quarter, compared to a year ago. Sales for the SGK Brand Solutions segment for the current quarter reflected higher sales in the private label brand market, organic sales growth in Europe and Asia, and increased sales of surfaces and engineered products. In addition, the current quarter benefited from the impact of the acquisition of Frost Converting Systems (acquired November 2018).

Memorialization segment sales for the fiscal 2019 second quarter were $162.2 million, compared to $168.7 million a year ago. The segment’s casket sales were approximately $6 million lower for the current quarter reflecting an estimated decline in U.S. casketed deaths. In addition, fiscal 2019 sales for the Memorialization segment were impacted by the divestiture of a controlling interest in the pet cremation business. Changes in foreign currency exchange rates had an unfavorable impact of nearly $1.0 million on the segment’s sales compared with the same quarter last year. The segment reported higher sales of bronze and granite memorial products in the U.S. and the current quarter included the benefit of the acquisition of Star Granite and Bronze (acquired February 2018).

Sales for the Industrial Technologies segment were $38.6 million for the quarter ended March 31, 2019, compared to $38.3 million a year ago. The segment reported an increase in warehouse automation sales for the quarter, which were partially offset by lower product identification (marking products) sales. Changes in foreign currency exchange rates had an unfavorable impact of $713,000 on the segment’s sales compared with the same quarter last year.

The Company purchased approximately 143,000 shares under its repurchase program during the fiscal 2019 second quarter.

First Half Fiscal 2019 Consolidated Results (Unaudited)

($ in millions, except per share data)	YTD FY2019	YTD FY2018	Change	% Change
Sales	$765.6	$783.5	$(17.9)	(2.3)%
Net income attributable to Matthews	$18.5	$53.4	$(34.9)	(65.4)%
Diluted EPS	$0.58	$1.68	$(1.10)	(65.5)%
Non-GAAP adjusted net income	$44.5	$49.9	$(5.4)	(10.8)%
Non-GAAP adjusted EPS	$1.40	$1.57	$(0.17)	(10.8)%
Adjusted EBITDA	$102.7	$109.0	$(6.3)	(5.8)%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures. Organic sales represent changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Consolidated sales for the first six months of fiscal 2019 were $765.6 million, compared to $783.5 million a year ago, representing a decrease of $17.9 million from the prior year. Changes in foreign currency exchange rates had an unfavorable impact of $18.6 million on consolidated sales compared to a year ago. In addition, the current year reflected the impact of a significant brand client account loss and an estimated decline in U.S. casketed deaths. Consolidated sales for the first half of fiscal 2019 were favorably impacted by organic sales growth in Europe, in the private label brand market, and for surfaces and engineered products; higher warehouse automation sales; and increased sales of bronze and granite memorial products in the U.S. In addition, recent acquisitions also contributed to sales for the current year.

Matthews International Reports Results for Fiscal 2019 Second Quarter

May 2, 2019

Net income attributable to the Company for the first six months of fiscal 2019 was $18.5 million, or $0.58 per share. A substantial portion of the decrease from the prior period reflected the favorable impact on last year’s earnings of U.S. Federal tax regulation changes. In addition, the results for the first six months of fiscal 2019 included a loss on the divestiture of a controlling interest in the pet cremation business and an increase in interest expense primarily related to the Company’s bond offering in December 2017, compared with a year ago.

On a non-GAAP adjusted basis, earnings for the first six months of fiscal 2019 were $1.40 per share. The decrease primarily reflected the impacts of lower consolidated sales, higher interest expense and unfavorable changes in foreign currency exchange rates compared to last year.

Adjusted EBITDA for the first six months of fiscal 2019 was $102.7 million. Changes in foreign currency rates (primarily translation) were estimated to have an unfavorable impact of $4.1 million ($0.09 per share) on adjusted EBITDA compared to last year. See reconciliation of adjusted EBITDA below.

Sales for the SGK Brand Solutions segment were $376.0 million for the six months ended March 31, 2019, compared to $398.8 million a year ago. Changes in foreign currency exchange rates had an unfavorable impact of $15.8 million on the segment’s sales compared with last year. In addition, a significant brand client account loss unfavorably impacted sales by approximately $12 million for the current year compared to a year ago. Sales for the SGK Brand Solutions segment for the current year reflected organic sales growth in Europe, in the private label brand market, and for surfaces and engineered products. In addition, the current year reflected the impact of the acquisition of Frost Converting Systems.

Memorialization segment sales for the first six months of fiscal 2019 were $316.1 million, compared to $313.6 million a year ago, representing an increase of $2.5 million, or 0.8%. The increase reflected higher sales of bronze and granite memorial products in the U.S. and the benefit of the acquisition of Star Granite and Bronze. These increases were partially offset by lower casket sales reflecting an estimated decline in U.S. casketed deaths. In addition, fiscal 2019 sales for the segment were impacted by the divestiture of a controlling interest in the pet cremation business. Changes in foreign currency exchange rates had an unfavorable impact of $1.5 million on the segment’s sales compared with last year.

Sales for the Industrial Technologies segment were $73.6 million for the six months ended March 31, 2019, compared to $71.1 million a year ago, representing an increase of $2.5 million, or 3.4%. The segment’s sales for fiscal 2019 reflected an increase in warehouse automation sales and the benefit of the acquisition of Compass Engineering (acquired November 2017). Product identification sales were lower for the current year and changes in foreign currency exchange rates had an unfavorable impact of $1.3 million on sales compared with last year.

The Company purchased approximately 330,000 shares under its repurchase program during the first six months of fiscal 2019.

Outlook

Mr. Bartolacci further stated: “We currently expect the headwinds of year-over-year currency rate changes and the decline in U.S. casketed deaths to impact our full year results for fiscal 2019. As a result, achievement of our initial fiscal 2019 earnings targets has become more challenging.

“We remain encouraged by the continued strong order rates for warehouse automation and engineered products and the recent growth from new account wins in the private label brand market. In addition, improving trends in product identification sales, recent U.S. brand account wins, and a strong current backlog for merchandising solutions will have a positive impact on the remainder of the fiscal year. We also see potential new project opportunities for our engineered products and incineration equipment.

Matthews International Reports Results for Fiscal 2019 Second Quarter

May 2, 2019

“Based on these factors, we have revised our earnings targets and are currently projecting adjusted EBITDA for fiscal 2019 in the range of $240 million to $250 million and adjusted earnings per share in the range of $3.60 to $3.75.”

Typically, sales and earnings for the Company are stronger in the second half of the fiscal year, compared to the first half.

Webcast

The Company will host a conference call and webcast on Friday, May 3, 2019 at 9:00 a.m. Eastern Time to review its financial and operating results, and discuss its corporate strategies and outlook. A question-and-answer session will follow.

The conference call can be accessed by calling (201) 689-8471. The audio webcast can be monitored at www.matw.com. A telephonic replay will be available from 12:00 p.m. ET on the day of the call through Friday, May 17, 2019. To listen to the archived call, dial (412) 317-6671 and enter the pass code 13689435. The webcast replay will be available in the investor relations section of the Company’s website at www.matw.com, where a transcript will also be posted once available.

About Matthews International Corporation

Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial technologies. The SGK Brand Solutions segment is a leader in providing brand development, deployment and delivery services that help build our clients’ brands and consumers’ desire for them. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. The Company has approximately 11,000 employees in more than 25 countries on six continents that are committed to delivering the highest quality products and services.

Forward-looking Information

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in the cost of materials used in the manufacture of the Company's products, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, changes in product demand or pricing as a result of domestic or international competitive pressures, unknown risks in connection with the Company's acquisitions, cybersecurity concerns, effectiveness of the Company's internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company's control, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Reports Results for Fiscal 2019 Second Quarter

May 2, 2019

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,			Six Months Ended March 31,
	2019	2018(1)	% Change	2019	2018(1)	% Change
Sales	$391,400	$414,061	(5.5)%	$765,577	$783,515	(2.3)%
Cost of sales	(255,119)	(263,381)	(3.1)%	(502,885)	(501,422)	0.3%
Gross profit	136,281	150,680	(9.6)%	262,692	282,093	(6.9)%
Gross margin	34.8%	36.4%		34.3%	36.0%

Selling and administrative expenses	(102,508)	(111,215)	(7.8)%	(204,640)	(216,598)	(5.5)%
Amortization of intangible assets	(9,509)	(8,249)	15.3%	(17,622)	(14,930)	18.0%
Operating profit	24,264	31,216	(22.3)%	40,430	50,565	(20.0)%
Operating margin	6.2%	7.5%		5.3%	6.5%

Interest and other income (deductions), net	(9,235)	(10,932)	(15.5)%	(21,812)	(20,350)	7.2%
Income before income taxes	15,029	20,284	(25.9)%	18,618	30,215	(38.4)%
Income taxes	165	(2,212)	(107.5)%	(440)	23,015	(101.9)%
Net income	15,194	18,072	(15.9)%	18,178	53,230	(65.9)%
Non-controlling interests	223	110	102.7%	336	132	154.5%
Net income attributable to Matthews	$15,417	$18,182	(15.2)%	$18,514	$53,362	(65.3)%

Earnings per share -- diluted	$0.48	$0.57	(15.8)%	$0.58	$1.68	(65.5)%

Earnings per share -- non-GAAP(2)	$0.90	$0.93	(3.2)%	$1.40	$1.57	(10.8)%

Dividends declared per share	$0.20	$0.19	5.3%	$0.40	$0.38	5.3%

(1) Information for the three and six months ended March 31, 2018 has been adjusted to reflect the adoption of ASU No. 2017-07. The Company adopted this standard on October 1, 2018 applying the presentation requirements retrospectively resulting in a reclassification of net benefit costs of $714, $226 and $485 from cost of sales, selling expense and administrative expense, respectively, to other income (deductions), net for the three months ended March 31, 2019; and $1,428, $452 and $970 from cost of sales, selling expense and administrative expense, respectively, to other income (deductions), net for the six months ended March 31, 2019

(2) See reconciliation of non-GAAP financial information provided in tables at the end of this release

SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
Sales:
SGK Brand Solutions	$190,651	$207,052	$375,951	$398,818
Memorialization	162,176	168,689	316,062	313,578
Industrial Technologies	38,573	38,320	73,564	71,119
	$391,400	$414,061	$765,577	$783,515

Adjusted EBITDA:(1)
SGK Brand Solutions	$29,370	$35,099	$56,721	$65,951
Memorialization	34,965	39,478	65,286	67,921
Industrial Technologies	4,792	4,881	8,387	8,568
Corporate and Non-Operating	(12,939)	(17,003)	(27,725)	(33,489)
Total Adjusted EBITDA(2)	$56,188	$62,455	$102,669	$108,951

(1) Beginning in fiscal 2019, the Company changed its primary measure of segment profitability from operating profit to adjusted EBITDA on a pre-corporate cost allocation basis. This presentation is consistent with how the Company's chief operating decision maker evaluates the results of operations and makes strategic decisions about the business.

(2) See reconciliation of non-GAAP financial information provided in tables at the end of this release

Matthews International Reports Results for Fiscal 2019 Second Quarter

May 2, 2019

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (Unaudited)
(In thousands)

	March 31, 2019	September 30, 2018
ASSETS
Cash and cash equivalents	$37,730	$41,572
Accounts receivable, net	318,147	331,463
Inventories, net	187,653	180,451
Other current assets	74,274	61,592
Total current assets	617,804	615,078
Property, plant and equipment, net	243,493	252,775
Goodwill	933,748	948,894
Other intangible assets, net	430,706	443,910
Other long-term assets	110,146	97,087
Total assets	$2,335,897	$2,357,744

LIABILITIES
Long-term debt, current maturities	$56,596	$31,260
Other current liabilities	250,971	255,142
Total current liabilities	307,567	286,402
Long-term debt	919,102	929,342
Other long-term liabilities	261,767	273,286
Total liabilities	1,488,436	1,489,030

SHAREHOLDERS' EQUITY
Total shareholders' equity	847,461	868,714
Total liabilities and shareholders' equity	$2,335,897	$2,357,744

CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(In thousands)

	Six Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net income	$18,178	$53,230
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,276	36,986
Changes in working capital items	(17,552)	(7,818)
Other operating activities	4,387	(26,128)
Net cash provided by operating activities	45,289	56,270

Cash flows from investing activities:
Capital expenditures	(19,170)	(21,854)
Acquisitions, net of cash acquired	(11,525)	(119,689)
Other investing activities	(2,772)	(10,015)
Net cash used in investing activities	(33,467)	(151,558)

Cash flows from financing activities:
Net proceeds from long-term debt	14,267	132,083
Purchases of treasury stock	(13,286)	(18,305)
Dividends	(12,860)	(12,110)
Other financing activities	(3,486)	—
Net cash (used in) provided by financing activities	(15,365)	101,668

Effect of exchange rate changes on cash	(299)	936

Net change in cash and cash equivalents	$(3,842)	$7,316

Matthews International Reports Results for Fiscal 2019 Second Quarter

May 2, 2019

Reconciliations of Non-GAAP Financial Measures

Included in this report are measures of financial performance that are not defined by GAAP. The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition costs, ERP integration costs, strategic initiative and other charges (which includes non-recurring charges related to operational initiatives and exit activities), stock-based compensation and the non-service portion of pension and postretirement expense. Management believes that presenting non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that management believes do not directly reflect the Company's core operations, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provide investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.

ADJUSTED NET INCOME AND EPS RECONCILIATION (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
Net income attributable to Matthews	$15,417	$18,182	$18,514	$53,362
Acquisition costs	2,496	2,856	4,000	4,335
ERP integration costs	1,336	2,620	2,947	4,120
Strategic initiatives and other charges	1,563	1,160	1,563	1,640
Loss on divestiture	—	—	3,304	—
Non-service pension and postretirement expense (1)	719	1,055	1,408	2,109
Intangible amortization expense	7,036	6,104	13,040	11,048
Tax-related (2)	—	(2,382)	(300)	(26,738)
Adjusted net income	$28,567	$29,595	$44,476	$49,876
Adjusted EPS	$0.90	$0.93	$1.40	$1.57

Note: Adjustments to net income for non-GAAP reconciling items were calculated using an income tax rate of 26.0% for the three and six months ended March 31, 2019 and 2018, respectively.
(1) The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs. Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses. The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits. The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

(2) The tax-related adjustments in fiscal 2018 consisted of income tax regulation changes which included an estimated favorable tax benefit of approximately $37,800 for the reduction in the Company’s net deferred tax liability principally reflecting the lower U.S. Federal tax rate, offset partially by an estimated repatriation transition tax charge and other charges of approximately $11,000, for the six month period ended March 31, 2018.

Matthews International Reports Results for Fiscal 2019 Second Quarter

May 2, 2019

ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
Net income	$15,194	$18,072	$18,178	$53,230
Income tax provision (benefit)	(165)	2,212	440	(23,015)
Income before income taxes	$15,029	$20,284	18,618	30,215
Net loss attributable to noncontrolling interests	223	110	336	132
Interest expense	10,259	9,262	20,560	17,063
Depreciation and amortization *	21,050	19,748	40,276	36,986
Acquisition costs (1)**	3,374	3,859	5,406	5,790
ERP integration costs (2)**	1,805	3,541	3,982	5,568
Strategic initiatives and other charges (3)**	2,112	1,568	2,112	2,215
Loss on divestiture (4)	—	—	4,465	—
Stock-based compensation	1,366	2,658	5,013	8,132
Non-service pension and postretirement expense (5)	970	1,425	1,901	2,850
Total Adjusted EBITDA	$56,188	$62,455	$102,669	$108,951
Adjusted EBITDA margin	14.4%	15.1%	13.4%	13.9%

(1) Includes certain non-recurring costs associated with recent acquisition activities.
(2) Represents costs associated with global ERP system integration efforts.
(3) Includes certain non-recurring costs associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels.
(4) Represents a loss on the sale of a controlling interest in a Memorialization business.
(5) Non-service pension and postretirement expense includes interest cost, expected return on plan assets and amortization of actuarial gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

* Depreciation and amortization was $13,165 and $11,827 for the SGK Brand Solutions segment, $5,039 and $5,172 for the Memorialization segment, $1,559 and $1,476 for the Industrial Technologies segment, and $1,287 and $1,273 for Corporate and Non-Operating, for the three months ended March 31, 2019 and 2018, respectively. Depreciation and amortization was $24,607 and $22,832 for the SGK Brand Solutions segment, $10,058 and $9,314 for the Memorialization segment, $3,085 and $2,602 for the Industrial Technologies segment, and $2,526 and $2,238 for Corporate and Non-Operating, for the six months ended March 31, 2019 and 2018, respectively.
** Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $2,808 and $1,535 for the SGK Brand Solutions segment and $4,483 and $6,294 for Corporate and Non-Operating, for the three months ended March 31, 2019 and 2018, respectively. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $642 for the Memorialization segment and $497 for the Industrial Technologies segment for the three months ended March 31, 2018. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $3,409 and $3,185 for the SGK Brand Solutions segment and $8,091 and $8,871 for Corporate and Non-Operating, for the six months ended March 31, 2019 and 2018, respectively. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $930 for the Memorialization segment and $587 for the Industrial Technologies segment for the six months ended March 31, 2018.

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